Exhibit 99.1

Loar Holdings Inc. Reports Q4 2025 and Full Year 2025 Record Results, and Upward Revisions to Full Year 2026 Outlook

February 26, 2026

WHITE PLAINS, NY., February 26, 2026 /ACCESSWIRE/ -- Loar Holdings Inc. (NYSE: LOAR) (the “Company,” “Loar,” “we,” “us” and “our”), reports record results for the fourth quarter and full year of 2025 and upward revisions to the full year 2026 outlook.

“As we close the year, I am pleased to report that Loar once again delivered record results across key financial metrics, including Net Sales, Adjusted EBITDA, and Adjusted EBITDA Margin,” said Dirkson Charles, Loar CEO and Executive Co‑Chairman of the Board of Directors. “Driven by favorable end‑market dynamics and disciplined execution across the organization, our team delivered strong operating performance while advancing our long‑term value creation strategy. These results underscore the scalability and resilience of our business model and reinforce Loar’s position as a leading aerospace and defense component supplier. We also successfully completed the acquisitions of LMB Fans & Motors and Harper Engineering, further strengthening our portfolio and expanding our growth platform as we enter the next phase of the company’s evolution."

Fourth Quarter 2025

•
Net sales of $131.8 million, up 19.3% compared to the prior year’s quarter.
•
Net income of $12.5 million, up 239.5% compared to the prior year’s quarter.
•
Diluted earnings per share of $0.13, up 225.0% compared to the prior year’s quarter.
•
Adjusted EBITDA of $49.8 million, up 23.9% compared to the prior year’s quarter.
•
Net income margin for the quarter improved to 9.5% compared to the prior year’s quarter of 3.3%.
•
Adjusted EBITDA Margin for the quarter improved to 37.8% compared to 36.4% for the prior year’s quarter.
•
Adjusted Earnings Per Share of $0.26, up 136.4% compared to the prior year’s quarter.

Loar reported net sales for the quarter of $131.8 million, an increase of $21.3 million or 19.3% over the prior year’s quarter. Organically(1), net sales increased 16.9% or $18.7 million, to $129.1 million.

Net income for the quarter increased $8.8 million to $12.5 million from $3.7 million in the comparable quarter a year ago. The increase in net income for the quarter was primarily driven by the contribution from higher sales and improved gross margins and lower interest expense, partially offset by higher income tax expense.

Adjusted EBITDA for the quarter was $49.8 million, an increase of 23.9% or $9.6 million compared to the prior year’s quarter. Adjusted EBITDA as a percentage of net sales was 37.8%, compared to 36.4% in the fourth quarter of the prior year. The increase in Adjusted EBITDA as a percentage of net sales was due to the continued execution of our strategic value drivers, accretive impact of increased sales of higher margin products, and the leveraging impact of higher sales on operating costs.

During the fourth quarter we borrowed $445 million under our existing credit agreement to fund the acquisition of LMB Fans & Motors.

Full Year 2025

•
Net sales of $496.3 million, up 23.2% over the prior year.
•
Net income of $72.1 million, up 224.5% over the prior year.
•
Diluted earnings per share of $0.75, up 212.5% over the prior year.
•
Adjusted EBITDA of $189.1 million, up 29.2% over the prior year.
•
Net income margin improved to 14.5% compared to 5.5% in the prior year.
•
Adjusted EBITDA Margin improved to 38.1% compared to 36.3% in the prior year.
•
Adjusted Earnings Per Share of $1.04, up 147.6% over the prior year.

Net sales for the twelve months ended December 31, 2025, were $496.3 million, an increase of $93.5 million or 23.2% over the prior year. Organically(1), net sales increased 12.7% or $51.4 million, to $454.2 million.

Net income for the year ended December 31, 2025 increased $49.9 million to $72.1 million from a net income of $22.2 million for the prior year.

Adjusted EBITDA for the twelve months of 2025 was $189.1 million, an increase of 29.2% or $42.8 million over the prior year. Adjusted EBITDA as a percentage of net sales was 38.1% for 2025, compared to 36.3% for the prior year.

Please see the attached Table 4 for a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the periods discussed in this press release.

(1)

Net organic sales represent net sales from our existing businesses for comparable periods and exclude net sales from acquisitions. We include net sales from new acquisitions in net organic sales from the 13th month after the acquisition on a comparative basis with the prior year period.

Full Year 2026 Outlook – Revised

“We revised our outlook for net sales, Adjusted EBITDA, and Adjusted EBITDA Margin upward to include the impact of the LMB Fans & Motors and Harper Engineering acquisitions as well as the underlying strength of our business. We remain highly positive on end-market demand and our team’s ability to execute on our strategic value drivers, delivering returns our stakeholders have come to expect,” stated Mr. Charles.

“In conjunction with the acquisitions of LMB Fans & Motors and Harper Engineering, we borrowed an incremental $685 million of debt under our existing credit agreement,” noted Glenn D’Alessandro, Chief Financial Officer and Treasurer. “This additional debt carries approximately $55 million of incremental interest expense.” Mr. D'Alessandro then added that he expects "both acquisitions to be accretive to Loar's earnings within the year following the acquisition."

•
Net sales – between $640 million and $650 million, up from between $540 million and $550 million.
•
Net income – between $59 million and $63 million, down from between $80 million and $85 million.
•
Adjusted EBITDA – between $253 million and $258 million, up from between $209 million and $214 million.
•
Adjusted EBITDA Margin – approximately 40%, up from approximately 39%.
•
Diluted Earnings per share – between $0.60 and $0.65,down from between $0.82 and $0.88.
•
Net income margin – approximately 9%, down from approximately 15%.

•
Adjusted Earnings Per Share – between $0.76 and $0.80, down from between $0.98 and $1.03.
•
Interest expense – approximately $80 million, up from approximately $25 million.
•
Effective tax rate – approximately 25%.
•
Market Assumptions – Full year outlook is based on the following assumptions:
o
Commercial, Business Jet, and General Aviation OEM growth of low-double digits.
o
Commercial, Business Jet, and General Aviation aftermarket growth of low-double digits.
o
Defense growth of mid-single digits.

Adjusted EBITDA, Adjusted Earnings Per Share and Adjusted EBITDA Margin are non-GAAP financial measures provided in the "Full Year 2026 Outlook - Revised” section on a forward-looking basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

Earnings Conference Call

A conference call will be held at 10:30 a.m., Eastern Time on February 26, 2026. To participate in the call telephonically please dial +1 877-407-0670 / +1 215-268-9902. International participants can find a list of toll-free numbers here. A live audio webcast will also be available at the following link as well as through the Investor section of Loar Holdings website; https://ir.loargroup.com.

The webcast will be archived and available for replay later in the day.

About Loar Holdings Inc.

Loar Holdings Inc. is a diversified manufacturer and supplier of niche aerospace and defense components that are essential for today’s aircraft and aerospace and defense systems. Loar has established relationships across leading aerospace and defense original equipment manufacturers and Tier Ones worldwide.

Non-GAAP Supplemental Information

We present in this press release certain financial information based on our EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share. References to “EBITDA” mean earnings before interest, taxes, depreciation and amortization, references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and Adjusted EBITDA, and references to “Adjusted EBITDA Margin” refer to Adjusted EBITDA divided by net sales. References to "Adjusted Earnings Per Share" mean net income plus certain adjustments as set forth in the reconciliations below to derive Adjusted EBITDA from EBITDA, less the tax effect of these adjustments. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share are not measurements of financial performance under U.S. GAAP. We present EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share because we believe they are useful indicators for evaluating operating performance. In addition, our management uses Adjusted EBITDA to review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. Moreover, our management uses Adjusted EBITDA of target companies to evaluate acquisitions.

Although we use EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share as measures to assess the performance of our business and for the other purposes set forth above, the use of non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:

•
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest payments on our indebtedness.
•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the cash requirements for such replacements are not reflected in EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin.
•
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share exclude the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.
•
The omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin.
•
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin do not include the payment of taxes, which is a necessary element of our operations.

Because of these limitations, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share should not be considered as measures of cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share in isolation and specifically by using other U.S. GAAP measures, such as net sales and operating profit, to measure our operating performance. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share are not measurements of financial performance under U.S. GAAP, and they should not be considered as alternatives to net income or cash flow from operations determined in accordance with U.S. GAAP. Our calculations of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Earnings Per Share may not be comparable to the calculations of similarly titled measures reported by other companies.

Future Looking Statements

This press release includes express or implied forward-looking statements. Forward-looking statements include all statements that are not historical facts, including those that reflect our current views with respect to, among other things, our operations and financial performance. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words or similar terms and phrases may identify forward-looking statements in this press release, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this press release, including, but not limited to, the statements under the heading “Full Year 2026 Outlook – Revised" are based on management’s current expectations and are not guarantees of future performance. Our expectations and beliefs are expressed in management’s good faith, and we believe there is a reasonable basis for them, however, the forward-looking statements are subject to various known and unknown risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond our control. We believe that these factors include but are not limited to the following: the almost exclusive focus of our business on the aerospace and defense industry; our heavy reliance on certain customers for a significant portion of our sales; the fact that we have in the past consummated acquisitions and our intention to continue to pursue acquisitions, and that our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations; and the other risks and uncertainties described in Part I, Item 1A of the Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 31, 2025, as well as the Company’s Annual Report on Form 10-K that will be filed following this earnings release, and other periodic reports filed by the Company from time to time with the SEC.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in the forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date of this press release and is expressly qualified in its entirety by the cautionary statements included in this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable law.

Contact

Ian McKillop

Loar Holdings Inc. Investor Relations

IR@loargroup.com

Loar Holdings Inc.

Table 1: Consolidated Balance Sheets

(Unaudited, amounts in thousands except share amounts)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$84,827	$54,066
Accounts receivable, net	88,026	63,834
Inventories	109,036	92,639
Other current assets	11,123	9,499
Income taxes receivable	5,486	632
Total current assets	298,498	220,670
Property, plant and equipment, net	82,536	76,605
Finance lease assets	1,894	2,171
Operating lease assets	6,229	5,584
Other long-term assets	25,935	17,389
Intangible assets, net	606,406	434,662
Goodwill	1,008,377	693,537
Total assets	$2,029,875	$1,450,618

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$18,606	$12,086
Current portion of long-term debt, net	4,362	—
Current portion of finance lease liabilities	279	232
Current portion of operating lease liabilities	818	603
Income taxes payable	3,022	1,984
Accrued expenses and other current liabilities	36,419	26,901
Total current liabilities	63,506	41,806
Deferred income taxes	68,377	32,892
Long-term debt, net	711,338	277,293
Finance lease liabilities	2,891	3,170
Operating lease liabilities	5,605	5,136
Other long-term liabilities	3,405	1,816
Total liabilities	855,122	362,113

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, and no shares issued or outstanding	—	—
Common stock, $0.01 par value, 485,000,000 shares authorized; 93,622,471 and 93,556,071 issued and outstanding at December 31, 2025 and 2024, respectively	936	936
Additional paid-in capital	1,125,015	1,108,225
Retained earnings (accumulated deficit)	51,586	(20,560)
Accumulated other comprehensive loss	(2,784)	(96)
Total stockholders' equity	1,174,753	1,088,505
Total liabilities and stockholders' equity	$2,029,875	$1,450,618

Loar Holdings Inc.

Table 2: Consolidated Statements of Net Income

(Unaudited, amounts in thousands except per common share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Net sales	$131,750	$110,441	$496,283	$402,819
Cost of sales	63,108	56,479	234,958	203,994
Gross profit	68,642	53,962	261,325	198,825
Selling, general and administrative expenses	37,884	31,893	143,642	112,255
Transaction expenses	6,991	841	11,281	3,390
Other (expense) income	(5)	11	(159)	4,452
Operating income	23,762	21,239	106,243	87,632
Interest expense, net	6,713	13,780	25,665	52,112
Refinancing costs	—	4,814	—	6,459
Income before income taxes	17,049	2,645	80,578	29,061
Income tax (provision) benefit	(4,538)	1,040	(8,432)	(6,830)
Net income	$12,511	$3,685	$72,146	$22,231
Net income per common share:
Basic	$0.13	$0.04	$0.77	$0.25
Diluted	$0.13	$0.04	$0.75	$0.24
Weighted average common shares outstanding:
Basic	93,622	90,541	93,597	89,366
Diluted	95,813	93,242	95,893	91,684

Loar Holdings Inc.

Table 3: Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Years Ended December 31,
	2025	2024
Operating activities
Net income	$72,146	$22,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,935	11,244
Amortization of intangible and other long-term assets	39,065	31,826
Amortization of debt issuance costs	948	1,344
Recognition of inventory step-up	45	1,102
Stock-based compensation	14,931	11,103
Deferred income taxes	3,681	(1,552)
Non-cash lease expense	790	553
Refinancing costs	—	6,459
Adjustment to contingent consideration liability	—	(2,861)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(16,607)	(2,105)
Inventories	(6,878)	(12,051)
Other assets	(9,650)	(3,367)
Accounts payable	1,276	(1,238)
Income taxes payable	(3,718)	(4,046)
Accrued expenses and other current liabilities	5,074	(2,083)
Environmental liabilities	—	(1,078)
Operating lease liabilities	(758)	(510)
Net cash provided by operating activities	112,280	54,971

Investing activities
Capital expenditures	(13,023)	(8,871)
Payment for acquisitions, net of cash acquired	(507,854)	(383,260)
Net cash used in investing activities	(520,877)	(392,131)

Financing activities
Net proceeds from issuance of common stock	1,859	636,969
Proceeds from issuance of long-term debt	446,500	360,000
Payments of long-term debt	—	(617,881)
Financing costs and other, net	(8,900)	(8,876)
Payments of finance lease liabilities	(232)	(190)
Net cash provided by financing activities	439,227	370,022

Effect of translation adjustments on cash and cash equivalents	131	(285)
Net increase in cash, cash equivalents and restricted cash	30,761	32,577

Cash, cash equivalents and restricted cash, beginning of period	54,066	21,489
Cash, cash equivalents and restricted cash, end of period	$84,827	$54,066

Supplemental information
Interest paid during the period, net of capitalized amounts	$25,369	$52,049
Income taxes paid during the period, net	$9,394	$12,567

Loar Holdings Inc.

Table 4: Reconciliation of Net income to EBITDA and Adjusted EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income	$12,511	$3,685	$72,146	$22,231
Adjustments:
Interest expense, net	6,713	13,780	25,665	52,112
Refinancing costs	—	4,814	—	6,459
Income tax (benefit) provision	4,538	(1,040)	8,432	6,830
Operating income	23,762	21,239	106,243	87,632
Depreciation	3,061	3,061	11,935	11,244
Amortization	10,005	9,577	39,065	31,826
EBITDA	36,828	33,877	157,243	130,702
Adjustments:
Recognition of inventory step-up (1)	—	826	45	1,102
Other (income) expense (2)	5	(11)	159	(4,452)
Transaction expenses (3)	6,991	841	11,281	3,390
Stock-based compensation (4)	4,314	3,535	14,931	11,103
Acquisition and facility integration costs (5)	1,626	1,110	5,465	4,491
Adjusted EBITDA	$49,764	40,178	$189,124	$146,336
Net sales	$131,750	$110,441	$496,283	$402,819
Net income margin	9.5%	3.3%	14.5%	5.5%
Adjusted EBITDA Margin	37.8%	36.4%	38.1%	36.3%

(1)
Represents accounting adjustments to inventory associated with acquisitions of businesses that were charged to cost of sales when inventory was sold.
(2)
Represents a $2.9 million reduction in the estimated contingent purchase price for the CAV acquisition and $1.7 million of proceeds from the settlement of buyer-side representations and warranties insurance covering the acquisition of DAC during the twelve months ended December 31, 2024.
(3)
Represents third party transaction-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred, and post-IPO transaction related costs.
(4)
Represents the non-cash compensation expense recognized by the Company for equity awards.
(5)
Represents costs incurred to integrate acquired businesses and product lines into our operations, facility relocation costs and other acquisition-related costs.

Loar Holdings Inc.

Table 5: Sales by End-Market

(Unaudited, amounts in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Commercial Net Sales
Commercial aerospace OEM	$21,228	$18,695	$77,391	$65,011
Commercial aerospace aftermarket	39,060	28,204	144,468	109,305
Total commercial aerospace	60,288	46,899	221,859	174,316

Business jet & general aviation OEM	17,568	16,542	74,745	70,098
Business jet & general aviation aftermarket	12,936	9,853	49,376	39,106
Total business jet & general aviation	30,504	26,395	124,121	109,204

Total commercial OEM	38,796	35,237	152,136	135,109
Total commercial aftermarket	51,996	38,057	193,844	148,411
Total commercial	90,792	73,294	345,980	283,520

Defense Net Sales
Total defense OEM	16,160	11,523	55,970	38,316
Total defense aftermarket	17,442	17,951	66,669	50,632
Total defense	33,602	29,474	122,639	88,948

Other Net Sales
Total other OEM	3,947	3,269	12,783	13,996
Total other aftermarket	3,409	4,404	14,881	16,355
Total other	7,356	7,673	27,664	30,351
Net Sales	$131,750	$110,441	$496,283	$402,819

Loar Holdings Inc.

Table 6: Reconciliation of Earnings Per Share to Adjusted Earnings Per Share

(Unaudited, amounts in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Reported earnings per share
Net income	$12,511	$3,685	$72,146	$22,231
Denominator for basic and diluted earnings per common share:
Weighted-average common shares outstanding—basic	93,622	90,541	93,597	89,366
Effect of dilutive common shares	2,191	2,701	2,296	2,318
Weighted average common shares outstanding—diluted	95,813	93,242	95,893	91,684
Net income per common shares—basic	$0.13	$0.04	$0.77	$0.25
Net income per common shares—diluted	$0.13	$0.04	$0.75	$0.24

Adjusted Earnings Per Share
Net income	$12,511	$3,685	$72,146	$22,231
Refinancing costs	—	4,814	—	6,459
Gross adjustments to EBITDA	12,936	6,301	31,881	15,634
Tax adjustment (1)	(370)	(4,976)	(4,001)	(5,856)
Adjusted net income	$25,077	$9,824	$100,026	$38,468
Adjusted Earnings Per Share—diluted	$0.26	$0.11	$1.04	$0.42

Diluted earnings per share to Adjusted Earnings Per Share
Net income per common share—diluted	$0.13	$0.04	$0.75	$0.24
Adjustments to diluted earnings per share:
Refinancing costs	—	0.05	—	0.07
Other income	—	—	—	(0.05)
Recognition of inventory step-up	—	0.01	—	0.01
Transaction expenses	0.07	0.01	0.12	0.04
Stock-based compensation	0.04	0.04	0.15	0.12
Acquisition and facility integration costs	0.02	0.01	0.06	0.05
Tax adjustment (1)	—	(0.05)	(0.04)	(0.06)
Adjusted Earnings Per Share—diluted	$0.26	$0.11	$1.04	$0.42

(1)
The tax adjustment represents the tax effect of the adjustments at the applicable effective tax rate. To determine the applicable effective tax rate, transaction expenses, stock-based compensation, and acquisition and facility integration costs are excluded from adjusted net income and therefore we have excluded the impact those items have on the effective tax rate.